As filed with the Securities and Exchange Commission on August 9, 2004
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ____________________

                          DELPHI FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                     13-3427277
(State or other jurisdiction             (I.R.S. Employer Identification Number)
 of incorporation or organization)

                            1105 North Market Street
                                   Suite 1230
                                  P.O. Box 8985
                           Wilmington, Delaware 19899
                                 (302) 478-5142
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive office)

                              ____________________


                                Robert Rosenkranz
                             Chairman of the Board,
                      President and Chief Executive Officer
                          Delphi Financial Group, Inc.

                            1105 North Market Street
                                   Suite 1230
                                  P.O. Box 8985
                           Wilmington, Delaware 19899
                                 (302) 478-5142
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

                                   Copies to:

    Chad W. Coulter, Esq.                  Geoffrey E. Liebmann, Esq.
       General Counsel                    Cahill Gordon & Reindel LLP
Delphi Financial Group, Inc.                     80 Pine Street
  1105 North Market Street               New York, New York 10005-1702
         Suite 1230                              (212) 701-3000
        P.O. Box 8985
 Wilmington, Delaware 19899
       (302) 478-5142

                              ____________________


     Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              ____________________


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                          Proposed Maximum     Proposed Maximum       Amount of
   Title of Each Class of Securities   Amount to Be      Offering Price Per   Aggregate Offering    Registration
           to Be Registered             Registered          Security (1)          Price (1)             Fee
--------------------------------------------------------------------------------------------------------------------
  Class A Common Stock (par value       357,722(2)             $39.72           $14,208,717.84       $1,800.25
    $.01 per share)
--------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low reported sale prices of our Class A Common Stock on the New York Stock Exchange on August 6, 2004, which was $39.72.

(2) Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of Class A Common Stock issued as a result of share subdivisions, bonus issues or similar transactions are deemed to be registered herewith.

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer is not permitted.


PRELIMINARY PROSPECTUS
Subject to Completion,  August 9, 2004

                                 357,722 Shares

                          DELPHI FINANCIAL GROUP, INC.
                              Class A Common Stock

--------------------------------------------------------------------------------

The selling shareholders named in this prospectus are offering up to 357,722 shares of Delphi Financial Group, Inc.'s Class A Common Stock. Delphi Financial Group, Inc. will not receive any of the proceeds from their sale of our shares, although we will receive the exercise price of the related options upon exercise by the selling shareholders. Delphi Financial Group, Inc. will pay all expenses incurred in registering and listing these shares, including legal and accounting fees.

The Class A Common Stock trades on the New York Stock Exchange under the symbol "DFG." On August 6, 2004, the last reported sale price of the Class A Common Stock on the New York Stock Exchange was $39.58.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

See "Risk Factors" beginning on page 3 for certain information relevant to an investment in the securities offered hereby.

The securities may be offered in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you or through broker-dealers.

               , 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Prospectus Summary............................................................1
Risk Factors..................................................................3
Where You Can Find More Information...........................................8
Incorporation of Documents by Reference.......................................8
Use of Proceeds...............................................................9
Price Range of Our Common Stock and Dividend Payments.........................9
Dividend Policy...............................................................9
Description of Capital Stock of Delphi.......................................10
Selling Shareholders.........................................................13
Plan of Distribution.........................................................15
Legal Opinions...............................................................15
Experts......................................................................15

                               PROSPECTUS SUMMARY

     In this prospectus, unless the context requires otherwise, "we," "us," "our" and the "Company" refer to Delphi Financial Group, Inc. and its subsidiaries, and "Delphi" refers to Delphi Financial Group, Inc. only and not any of its subsidiaries.

Delphi Financial Group, Inc.

     Delphi is a holding company, organized as a Delaware corporation in 1987, whose subsidiaries provide integrated employee benefit services. We manage all aspects of employee absence to enhance the productivity of our clients and provide the related insurance coverages: long-term and short-term disability, excess and primary workers' compensation, group life, travel accident and dental. Our asset accumulation business emphasizes individual fixed annuity products. We offer our products and services in all fifty states and the District of Columbia. Our two reportable segments are group employee benefit products and asset accumulation products.

Operating Strategy

     Our operating strategy is to offer financial products and services that have the potential for significant growth, which require specialized expertise to meet the individual needs of our customers and which provide us the opportunity to achieve superior operating earnings growth and returns on our shareholders' capital.

     We have concentrated our efforts within certain niche insurance markets, primarily group employee benefits for small to mid-sized employers, where nearly all of the employment growth in the American economy has occurred in recent years. We also market our group employee benefit products and services to large employers, emphasizing unique programs that integrate both employee benefit insurance coverages and absence management services. We also operate an asset accumulation business that focuses primarily on offering fixed annuities to individuals planning for retirement.

     Our primary operating subsidiaries are as follows:

     Reliance Standard Life Insurance Company, founded in 1907 and having administrative offices in Philadelphia, Pennsylvania, and its subsidiary, First Reliance Standard Life Insurance Company, underwrite a diverse portfolio of group life, disability and accident insurance products targeted principally to the employee benefits market. Reliance Standard Life also markets asset accumulation products, primarily fixed annuities, to individuals and groups. Delphi, through Reliance Standard Life Insurance Company of Texas, acquired Reliance Standard Life and First Reliance Standard Life in November 1987.

     Safety National Casualty Corporation focuses primarily on providing excess workers' compensation products to the self-insured market. Founded in 1942 and located in St. Louis, Missouri, Safety National is one of the oldest continuous writers of excess workers' compensation insurance in the United States. We, through SIG Holdings, Inc., acquired Safety National in March 1996. In 2001, Safety National formed an insurance subsidiary, Safety First Insurance Company, which also focuses on selling excess workers' compensation products to the self-insured market.

     Matrix Absence Management, Inc., founded in 1987, provides integrated disability and absence management services to the employee benefits market across the United States. We acquired Matrix in June 1998.

     We are incorporated in the State of Delaware. Our principal executive offices are located at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899. Our telephone number is (302) 478-5142. Our website is www.delphifin.com. The information contained on our website is not incorporated by reference into this prospectus.

Cautionary Note Regarding Forward-Looking Statements

     In connection with, and because we desire to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in this prospectus and in any other statement made by us, or on our behalf, whether in future filings with the SEC or elsewhere. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expects," "believes," "anticipates," "intends," "judgment" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to our business, such as the level of our insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of our insurance products, the performance of our investment portfolio and changes in our investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of our insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.

                                  RISK FACTORS

     An investment in the offered securities involves a degree of risk. Prospective investors should carefully evaluate the following considerations in addition to the other information in this prospectus, including the information in the documents incorporated by reference, before purchasing any of the securities offered hereby.

Risks Related to Us and Our Business

     Reserves established for future policy benefits and claims may prove inadequate.

     We establish reserves for future policy benefits and unpaid claims and claim expenses relating to our insurance products. These reserves are calculated using various generally recognized actuarial methodologies and are based upon assumptions that management believes are appropriate and which vary by type of product. Annually, external actuarial experts also review our methodologies, assumptions and the resulting reserves. The estimation process is complex and involves information obtained from company-specific and industry-wide data, as well as general economic information. The most significant assumptions made in the estimation process for future policy benefits relate to mortality, morbidity, claim termination and discount rates. The reserves for unpaid claims and claim expenses are determined on an individual basis for reported claims and estimates of incurred but not reported losses are developed on the basis of past experience. The most significant assumptions made in the estimation process for unpaid claims and claim expenses are the trend in loss costs, the expected frequency and severity of claims, changes in the timing of the reporting of losses from the loss date to the notification date, and expected costs to settle unpaid claims. The assumptions vary based on the year the claim is incurred. Disability reserves for unpaid claims and claim expenses are discounted using interest rate assumptions based upon projected portfolio yield rates for the assets supporting the liabilities. The assets selected to support these liabilities produce cash flows that are intended to match the timing and amount of anticipated claim and claim expense payments. Excess workers' compensation claim reserves are discounted using interest rate assumptions based on the risk-free rate of return for U.S. Government securities with a duration comparable to the expected duration and payment pattern of the claims at the time the claims are settled. The rates used to discount reserves are determined annually. The methods and assumptions used to establish reserves for future policy benefits and unpaid claims and claim expenses are continually reviewed and updated based on current circumstances, and any resulting adjustments are reflected in earnings currently.

     Our projected ultimate insurance liabilities and associated reserves are estimates, which are subject to variability. This variability arises because the factors and events affecting the ultimate liability have not all taken place, and thus cannot be evaluated with certainty. Moreover, under the actuarial methodologies discussed above, these estimates are subject to reevaluation based on developing trends with respect to our loss experience. Such trends may emerge over longer periods of time, and changes in such trends cannot necessarily be identified or predicted at any given time by reference to current claims experience, whether favorable or unfavorable. If our actual loss experience from our current or discontinued products is different from our assumptions or estimates, our reserves could be inadequate. In such event, our results of operations, liquidity or financial condition could be materially adversely affected.

     The market values of our investments fluctuate.

     The market values of our investments vary depending on economic and market conditions, including interest rates, and such values can decline as a result of changes in such conditions. Increasing interest rates or a widening in the spread between interest rates available on U.S. Treasury securities and corporate debt, for example, will typically have an adverse impact on the market values of the fixed maturity securities in our investment portfolio. If interest rates decline, we generally achieve a lower overall rate of return on investments of cash generated from our operations. In addition, in the event that investments are called or mature in a declining interest rate environment, we may be unable to reinvest the proceeds in securities with comparable interest rates. We may also in the future be required or determine to sell certain investments at a price and a time when the market value of such investments is less than the book value of such investments.

     Declines in the fair value of investments that are considered in the judgment of management to be other than temporary are reported as realized investment losses. We evaluate, among other things, the financial position and prospects of the issuer, conditions in the issuer's industry and geographic area, liquidity of the investment, changes in the amount or timing of expected future cash flows from the investment, and recent downgrades of the issuer by a rating agency to determine if and when a decline in the fair value of an investment below amortized cost is other than temporary. The length of time and extent to which the fair value of the investment is lower than its amortized cost and our ability and intent to retain the investment to allow for any anticipated recovery in the investment's fair value are also considered. We have experienced and may in the future experience losses from other than temporary declines in security values. Such losses are recorded as realized investment losses in the income statement.

     Our investment and financing strategy exposes us to default and other risks.

     The management of our investment portfolio is an important component of our profitability since a substantial portion of our operating income is generated from the difference between the yield achieved on invested assets and, in the case of asset accumulation products, the interest credited on policyholder funds and, in the case of our other products for which reserves are discounted, the discount rate used to calculate the related reserves.

     We are subject to the risk, among others, that the issuers of the fixed maturity securities we own will default on principal and interest payments. A major economic downturn or any of the various other factors that affect issuers' ability to pay could result in issuer defaults. Because our investments consist primarily of fixed maturity securities and short-term investments, such defaults could materially adversely affect our results of operations, liquidity or financial condition. We continually monitor our investment portfolio and attempt to ensure that the risks associated with concentrations of investments in either a particular sector of the market or a single entity are limited.

     At June 30, 2004, mortgage-backed securities comprised 22% of our total invested assets. Mortgage-backed securities subject us to a degree of interest rate risk, including prepayment and extension risk, which is generally a function of the sensitivity of each security's underlying collateral to prepayments under varying interest rate environments and the repayment priority of the securities in the particular securitization structure. We seek to limit the extent of this risk by emphasizing the more predictable payment classes and securities with stable collateral.

     Through our insurance subsidiaries, we maintain a program in which investments are financed using advances from various Federal Home Loan Banks. At June 30, 2004, we had outstanding advances of $130.0 million, of which $15.0 million were obtained during the second quarter of 2004. These advances, which were obtained at a fixed rate, have a weighted average term to maturity of 7.1 years. A total of $60.0 million of these advances will mature during the remainder of 2004. In addition, we have utilized reverse repurchase agreements, futures and option contracts and interest rate swap contracts from time to time in connection with our investment strategy. These transactions require us to maintain securities or cash on deposit with the applicable counterparty as collateral. As the market value of the collateral or contracts changes, we may be required to deposit additional collateral or be entitled to have a portion of the collateral returned to us.

     The types and amounts of investments made by our insurance subsidiaries are subject to the insurance laws and regulations of their respective states of domicile. Each of these states has comprehensive investment regulations. In addition, Delphi's revolving credit facility also contains limitations, with which we are currently in compliance in all material respects, on the composition of our investment portfolio.

     Almost half of the voting power of Delphi is controlled by Robert Rosenkranz, one of the selling shareholders, whose interests may differ from those of other securityholders.

     Each share of our Class A Common Stock entitles the holder to one vote and each share of our Class B Common Stock entitles the holder to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or (2) ten votes. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. The holders of the Class A Common Stock vote as a separate class to elect one director of the Company. As of August 6, 2004, Mr. Robert Rosenkranz, our Chairman, President and Chief Executive Officer and one of the selling shareholders, by means of beneficial ownership of the corporate general partner of Rosenkranz & Company and direct or beneficial ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the voting power of the Common Stock. Holders of a majority of the combined voting power of our stockholders have the power to elect all of the members of our Board of Directors (other than the director elected by the holders of Class A Common Stock) and to determine the outcome of fundamental corporate transactions, including mergers and acquisitions, consolidations and sales of all or substantially all of our assets. We are a party to consulting and other agreements with certain affiliates of Rosenkranz & Company which are expected to continue in accordance with their terms.

     Because Delphi is a holding company, its ability to pay dividends on the Class A Common Stock and service Delphi's debt will depend on receipt of funds from subsidiaries and Delphi's other financial resources.

     Because Delphi is a holding company, its ability to pay dividends on the Class A Common Stock and make payments in respect of Delphi's indebtedness will depend upon receipt of sufficient funds from its subsidiaries, as well as our financial resources at the holding company level.

     We had approximately $89.6 million of financial resources available at the holding company level at June 30, 2004, which was primarily comprised of investments in the common stock of Delphi's investment subsidiaries, fixed maturity securities, balances with independent investment managers, and short-term investments. The assets of the investment subsidiaries are primarily invested in balances with independent investment managers. Other sources of liquidity at the holding company level include dividends paid from subsidiaries, primarily generated from operating cash flows and investments. Our insurance subsidiaries are permitted, without prior regulatory approval, to make dividends payments totaling $54.0 million during 2004, of which $1.0 million has been paid during the first half of 2004. In general, dividends from our non-insurance subsidiaries are not subject to regulatory or other restrictions. We had $78.0 million of borrowings available to us under Delphi's revolving credit facility as of June 30, 2004. A shelf registration statement is also in effect under which we may issue securities yielding proceeds of up to $106.2 million. Our current liquidity needs, in addition to funding our operating expenses, include principal and interest payments on outstanding borrowings under Delphi's revolving credit facility, interest payments on our 8.00% Senior Notes due 2033 (the "2033 Senior Notes"), and distributions on our Capital Securities and our Floating Rate Capital Securities. The maximum amount of borrowings available under Delphi's revolving credit facility, which expires in December 2006, is $100.0 million. The 2033 Senior Notes mature in their entirety in May 2033 and are not subject to any sinking fund requirements but are redeemable by us at par at any time on or after May 15, 2008. The junior subordinated debentures underlying the Capital Securities are not redeemable prior to March 25, 2007. The junior subordinated debentures underlying the 2003 Capital Securities are redeemable, in whole or in part, beginning May 15, 2008.

     Our financial position exposes us to interest rate risks.

     Because our primary assets and liabilities are financial in nature, our consolidated financial position and earnings are subject to risks resulting from changes in interest rates. We manage this risk by active portfolio management focusing on minimizing our exposure to fluctuations in interest rates by matching our invested assets and related liabilities and by periodically adjusting the crediting rates on our annuity products.

     Profitability of certain group employee benefit products is also affected by the difference between the yield achieved on invested assets and the discount rate used to calculate the related reserves. We manage this risk by adjusting the prices charged for these products.

     Our ability to reduce our exposure to risks depends on the availability and cost of reinsurance.

     We transfer our exposure to some risks through reinsurance arrangements with other insurance and reinsurance companies. Under our reinsurance arrangements, another insurer assumes a specified portion of our losses and loss adjustment expenses in exchange for a specified portion of policy premiums. The availability, amount, cost and terms of reinsurance may vary significantly based on market conditions. Any decrease in the amount of our reinsurance will increase our risk of loss and any increase in the cost of such reinsurance will, absent a decrease in the reinsurance amount, reduce our premium income. In either case, our operating results could be adversely affected unless we are able to accordingly adjust the prices or other terms of our insurance policies or successfully implement other operational initiatives, as to which no assurance can be given. Furthermore, we are subject to credit risk with respect to reinsurance. We obtain reinsurance primarily through indemnity reinsurance transactions in which we are still liable for the transferred risks if the reinsurers fail to meet their financial obligations. Such failures could materially affect our results of operations, liquidity or financial condition.

     Some reinsurers experienced significant losses related to the terrorist events of September 11, 2001. As a result of this and other market factors, higher prices and less favorable terms and conditions continue to be offered in the reinsurance market. These market conditions are reflected in the terms of the replacement reinsurance arrangements entered into during 2003 for our excess workers' compensation and long-term disability products. It is likely that, in the future, our reinsurers will continue to seek price increases, although the extent of such increases cannot currently be predicted. Also, there has been significantly reduced availability of reinsurance covering risks such as terrorist and catastrophic events. Accordingly, substantially all of our coverages of this nature were discontinued in 2002, which would result in us retaining a higher portion of losses from such events if they occur. We have not been able to replace such coverages on acceptable terms due to present market conditions, and there can be no assurance that we will be able to do so in the future. However, under the Terrorism Act, the federal government will pay 90% of our covered losses relating to acts of international terrorism from property and casualty products directly written by Safety National Casualty Corporation above our annual deductible. The occurrence of a significant catastrophic event could have a material adverse effect on our results of operations, liquidity or financial condition.

     The insurance business is a heavily regulated industry.

     Our insurance subsidiaries, like other insurance companies, are highly regulated by state insurance authorities in the states in which they are domiciled and the states in which they conduct business. Such regulations, among other things, limit the amount of dividends and other payments that can be made by such subsidiaries without prior regulatory approval and impose restrictions on the amount and type of investments such subsidiaries may have. These regulations also affect many other aspects of our insurance subsidiaries' businesses, including, for example, risk-based capital requirements, various reserve requirements, the terms, conditions and manner of sale and marketing of insurance products, claims-handling practices and the form and content of required financial statements. These regulations are intended to protect policyholders rather than investors. The ability of our insurance subsidiaries to continue to conduct their businesses is dependent upon the maintenance of their licenses in these various states.

     From time to time, increased scrutiny has been placed upon the insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance companies. In addition to legislative initiatives of this type, the National Association of Insurance Commissioners and insurance regulators are continuously involved in a process of reexamining existing laws and regulations and their application to insurance companies. Furthermore, while the federal government currently does not directly regulate the insurance business, federal legislation and administrative policies (and court interpretations thereof) in a number of areas, such as employee benefits regulation, age, sex and disability-based discrimination, financial services regulation and federal taxation, can significantly affect the insurance business. It is not possible to predict the future impact of changing regulation on our operations and those of our insurance subsidiaries.

     Our insurance subsidiaries can also be required, under solvency or guaranty laws of most states in which they do business, to pay assessments to fund policyholder losses or liabilities of insurance companies that become insolvent.

     The financial services industry is highly competitive.

     We compete with numerous other insurance and financial services companies. Many of these organizations have substantially greater assets, higher ratings from rating agencies, larger and more diversified portfolios of insurance products and larger agency sales operations than us. Competition in asset accumulation product markets is also encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries marketing alternative savings products, such as mutual funds, traditional bank investments and retirement funding alternatives.

     We may be adversely impacted by a decline in the ratings of our insurance subsidiaries.

     Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor impacting the competitive position of insurance companies. Each of the rating agencies reviews its ratings of companies periodically and there can be no assurance that current ratings will be maintained or improved in the future. Claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of investors. Downgrades in the ratings of our insurance subsidiaries could adversely affect sales of their products and could have a material adverse effect on the results of our operations.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), a combined registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "registration statement") relating to the offered securities.

     Delphi is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows Delphi to "incorporate by reference" into this prospectus the information it files with the SEC, which means that it can disclose important information to you by referring to another document filed separately with the SEC. The information that Delphi files after the date of the initial registration statement and prior to the effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus. The information that Delphi files after the date of this prospectus with the SEC will automatically update and supersede this information. Delphi incorporates by reference into this prospectus the document listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     o Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 12, 2004.

     o Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 7, 2004.

     o Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 6, 2004.

     Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

     You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents, and Delphi's constitutional documents, at no cost, by writing or telephoning us at the following:

                  Delphi Financial Group, Inc.
                  1105 North Market Street
                  Suite 1230
                  P.O. Box 8985
                  Wilmington, Delaware  19899
                  Attention:  Secretary
                  Telephone:  (302) 478-5142

     Delphi has not authorized anyone to give any information or make any representation about Delphi that is different from, or in addition to, that contained in this prospectus or in any of the materials that Delphi has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling shareholders, although we will receive the exercise price of the related options upon exercise by the selling shareholders. Any net proceeds that we receive from any exercise of such options will be used for general corporate purposes.

              PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND PAYMENTS

     Our Class A Common Stock is publicly traded on the New York Stock Exchange under the symbol "DFG." The following table sets forth for the fiscal quarters indicated the high and low sales prices for the Class A Common Stock and the dividends per share declared in respect of those quarters. Sales prices in certain prior periods have been restated to reflect the 3-for-2 common stock split distributed in the form of a stock dividend on December 22, 2003. The last reported sale price of the Class A Common Stock on August 6, 2004 was $39.58 per share.


                                    High                          Low                    Cash Dividends
                                    ----                          ---                    --------------
Fiscal 2002
   First Quarter                $    26.45                   $    21.87                   $    0.05
   Second Quarter                    30.08                        25.67                        0.05
   Third Quarter                     29.00                        22.57                        0.05
   Fourth Quarter                    27.42                        21.94                        0.05
Fiscal 2003
   First Quarter                $    26.46                   $    21.73                   $    0.05
   Second Quarter                    31.77                        25.67                        0.05
   Third Quarter                     33.63                        30.33                        0.05
   Fourth Quarter                    36.88                        31.08                        0.08
Fiscal 2004
   First Quarter                $    42.30                   $    35.99                   $    0.08
   Second Quarter                    44.53                        36.29                        0.08
   Third Quarter (through            44.85                        39.31                       --
   August 6, 2004)


                                 DIVIDEND POLICY


     In 2001, our Board of Directors approved the initiation of a quarterly cash dividend payable on our Class A Common Stock and Class B Common Stock. The quarterly cash dividend was $0.05 per share during 2002 and the first three quarters of 2003. In the fourth quarter of 2003, our Board of Directors increased the cash dividend to

$0.08 per share. In each of the first and second quarters of 2004, our Board of Directors declared a cash dividend of $0.08 per share. We intend to continue to pay a quarterly dividend at this level. However, the declaration and payment of such dividends, including the amount and frequency of such dividends, is at the discretion of the Board of Directors and depends upon many factors, including our consolidated financial position, liquidity requirements, operating results and such other factors as the Board of Directors may deem relevant.

                           DESCRIPTION OF COMMON STOCK

     The following description of the common stock of Delphi does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete description thereof set forth in the following documents: (i) Delphi's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"); and (ii) its By-Laws, which documents have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

     Delphi currently is authorized to issue 40,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock (the Class A Common Stock and Class B Common Stock shall be referred to collectively herein as the "Common Stock") and 10,000,000 shares of preferred stock, par value $.01 per share. As of July 31, 2004, there were 27,401,599 shares of Class A Common Stock and 4,177,357 shares of Class B Common Stock outstanding. There are no shares of preferred stock outstanding.

     All issued outstanding shares are fully paid and nonassessable.

     General

     Subject to the limitations imposed by the terms of Delphi's preferred stock, if any, holders of the Common Stock are entitled to participate equally in dividends as and when declared by the Board of Directors out of legally available funds. There are no sinking fund or redemption provisions applicable to the Common Stock and the shares of Common Stock are not convertible and do not have any preemptive rights. On liquidation, dissolution, or winding up of Delphi, whether voluntary or involuntary, after payments have been made to holders of outstanding shares of Delphi's preferred stock, holders of the Common Stock have the right to share ratably in the remaining net assets available for distribution. All shares of Class A Common Stock sold hereunder will be fully paid and non-assessable.

     Wachovia Bank, N.A. is the Transfer Agent for the Common Stock. The Class A Common Stock is listed on the New York Stock Exchange.

     Class A Common Stock and Class B Common Stock

     All currently outstanding shares of Class A Common Stock and Class B Common Stock are fully paid and nonassessable. The holders of the currently outstanding Class A Common Stock and Class B Common Stock do not have any preemptive rights to subscribe for or purchase any additional securities issued by Delphi. No redemption or sinking fund provisions are associated with the Class A Common Stock or Class B Common Stock. Cumulative voting is not permitted by holders of either the Class A Common Stock or Class B Common Stock.

     Voting. Each share of Class A Common Stock entitles the holder thereof to one vote per share. Each share of Class B Common Stock entitles the holder thereof to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or
(2) ten votes. Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class (subject to any voting rights which may be granted to holders of preferred stock), except that holders of the Class A Common Stock will vote as a separate class to elect one director (the "Class A Director") so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of Common Stock. At all meetings of the stockholders of Delphi, unless a separate vote of any class is required, the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business; and, generally, the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present shall be the act of the stockholders of Delphi. The superior voting rights of the Class B Common Stock might discourage unsolicited merger proposals and unfriendly tender offers and may therefore deprive stockholders of any opportunity to sell their shares at a premium over prevailing market prices.

     Transfer. The Certificate of Incorporation does not contain any restrictions on the transfer of shares of Class A Common Stock. Upon transfer of shares of Class B Common Stock to any person except to a "Permitted Transferee" (as defined therein), such shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock. Permitted Transferees of any holder of Class B Common Stock include persons or entities who on January 24, 1990 were holders or beneficial owners of Class B Common Stock or had the right to acquire shares of Class B Common Stock upon the exercise of warrants, certain relatives of such holder of Class B Common Stock, the trustee of a trust exclusively for the benefit of such holder of Class B Common Stock and/or one or more of such holder's Permitted Transferees, the estate of such holder of Class B Common Stock and certain corporations or partnerships of which two-thirds of the voting power is controlled by or under common control with such holder of Class B Common Stock.

     Conversion. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. If at any time the number of outstanding shares of Class B Common Stock falls below 5% of the aggregate number of issued and outstanding shares of Common Stock or the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Class A Common Stock, then each outstanding share of Class B Common Stock shall automatically convert into one share of Class A Common Stock. In the event of a transfer of shares of Class B Common Stock, other than to a Permitted Transferee, each share of Class B Common Stock so transferred shall be automatically converted into one share of Class A Common Stock.

     Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by the Board of Directors of Delphi from funds legally available therefor. In the case of any dividend paid other than in cash, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividend pro rata on a per share basis. Dividends paid in common stock may be paid (i) in shares of Class A Common Stock on the Class A Common Stock and Class B Common Stock, (ii) in shares of Class B Common Stock on the Class A Common Stock and Class B Common Stock and (iii) in shares of Class A Common Stock on the Class A Common Stock and in shares of Class B Common Stock on the Class B Common Stock.

     Liquidation, Merger or Consolidation. Holders of Class A Common Stock and Class B Common Stock share with each other, after payments of any preferential amounts to which the holders of preferred stock are entitled, on a ratable basis as a single class, in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation or any payments made on the Common Stock in the event of a merger or consolidation of Delphi.

     Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless contemporaneously therewith the other class of shares is subdivided or combined in the same proportion.

     Additional shares of Class B Common Stock may not be issued except (i) in payment of a stock dividend on then outstanding shares of Class B Common Stock;
(ii) in connection with a stock split, reclassification or other subdivision of then outstanding shares of Class B Common Stock; and (iii) pursuant to the Company's Amended and Restated Long-Term Performance-Based Incentive Plan.

     Delaware Law and Certain Provisions of Delphi's Certificate of
Incorporation

     Delphi is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Certificate of Incorporation prohibits stockholders from taking any action without a meeting, except upon unanimous written consent. In addition, special meetings of stockholders may only be called by the Board of Directors. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors of Delphi. The Certificate of Incorporation also provides that the Board of Directors has the exclusive power to fill newly created directorships and vacancies in the Board. The Certificate of Incorporation provides that directors of Delphi will not be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Delphi or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides that Delphi shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

                              SELLING SHAREHOLDERS

Selling Shareholders Table

     The following table presents certain information regarding the selling shareholders and the maximum number of shares of our Class A Common Stock each may offer, assuming they exercise their respective options and elect to sell the shares they will receive upon such exercises.


      -------------------------- ------------------- ---------- ------------------ ------------------ -----------
                Name             Shares of Class A    Percent    Maximum Number     Shares of Class    Percent
                                    Common Stock                 of Shares That     A Common Stock
                                    Beneficially                 May Be Sold In      Beneficially
                                   Owned Prior to                 This Offering    Owned After This
                                 This Offering (1)                                   Offering. (1)
                                                                                          (2)
      -------------------------- ------------------- ---------- ------------------ ------------------ -----------
      RR Options LLC.......                 234,090       0.8%            234,090                  0          0%
      -------------------------- ------------------- ---------- ------------------ ------------------ -----------
      Robert Rosenkranz (3)                 419,460       1.5%            123,632            295,828        1.1%
      -------------------------- ------------------- ---------- ------------------ ------------------ -----------


(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Class A Common Stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, and held by the selling shareholders are deemed outstanding for purposes of computing the percentage ownership of each selling shareholder.

(2) Assumes that all shares included in this prospectus will be sold by the selling shareholders.

(3) As of August 6, 2004, Mr. Robert Rosenkranz, our Chairman, President and Chief Executive Officer and one of the selling shareholders, by means of beneficial ownership of the corporate general partner of Rosenkranz & Company and direct or beneficial ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the voting power of the Common Stock. Mr. Rosenkranz, as the beneficial owner of the corporate general partner of Rosenkranz & Company, has the power to vote the 4,117,692 shares of Class B Common Stock held by Rosenkranz & Company. Accordingly, Mr. Rosenkranz may be deemed to be the beneficial owner of all of the shares of the Company held by Rosenkranz & Company. In addition, Mr. Rosenkranz has direct or beneficial ownership of 59,665 additional shares of Class B Common Stock and direct or beneficial ownership of 98,032 shares of Class A Common Stock, as well as direct or beneficial ownership of 321,428 shares of Class A Common Stock (including the 123,632 shares that may be sold in this offering) and 715,444 shares of Class B Common Stock which may be acquired pursuant to stock options within 60 days and 424,733 deferred shares of Class B Common Stock.

Relationships with the Selling Shareholders

     In 1997, we granted options to Robert Rosenkranz, our Chairman, President and Chief Executive Officer, to purchase 357,722 (after giving effect to subsequent stock dividends, including a stock split in the form of a stock dividend) shares of our Class A Common Stock at an exercise price of $18.794 per share. The options were granted pursuant to our Long Term Performance-Based Incentive Plan for the performance period consisting of the 1996 calendar year. In 1999 Mr. Rosenkranz contributed his interest in 234,090 (after giving effect to subsequent stock dividends, including a stock split in the form of a stock dividend) of these options to RR Options LLC, a Delaware limited liability company, in exchange for a non-managing membership interest in this company. RRD I Ltd., L.P., a Delaware limited partnership, is the managing member of RR Options LLC. The general partner of RRD I Ltd., L.P. is RRT Company, Ltd., which is owned and controlled by The Robert Rosenkranz Trust. The Robert Rosenkranz Trust is controlled by HSBC Guyerzeller Trust Company (Cayman), its trustee.

     In 1999, Mr. Rosenkranz transferred his interest in RR Options LLC to The Robert Rosenkranz Family Trust. As a result, The Robert Rosenkranz Family Trust has a 99% non-managing interest in RR Options LLC, and RRD I, Ltd., L.P. has a 1% managing interest.

     The Robert Rosenkranz Family Trust is controlled by Stanley Bergman, acting in his capacity as sole trustee. The beneficiaries of the trust consist of children of Mr. Rosenkranz. Mr. Rosenkranz has no economic or voting interest in The Robert Rosenkranz Family Trust and is not a beneficiary of the trust, nor does he control such trust.

                              PLAN OF DISTRIBUTION

     Our Class A Common Stock is traded on the New York Stock Exchange. The shares covered by this prospectus may be sold from time to time by the selling stockholders in transactions through the New York Stock Exchange or on one or more other securities markets and exchanges, in the over-the-counter market, in privately negotiated transactions, or through the writing of options on the shares. They may sell the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling these shares to or through broker-dealers, including through block trades in which brokers or dealers may attempt to sell these shares as agents but may position and resell the block as principals to facilitate the transaction.

     Any broker-dealers participating in the distribution of these shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. In connection with any sales of these shares by any selling stockholder, such selling stockholder and any broker-dealers who participate in such sale may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares of common stock purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act.

     The rules of the SEC generally prohibit underwriters, brokers, dealers and certain other persons engaged or participating in the distribution of these shares, including the selling stockholders, from making a market in such shares during the "cooling off" period preceding the commencement of such distribution, which may limit the timing of purchases and sales of our common stock by the selling stockholders.

     In order to comply with the securities laws of certain states, if applicable, these shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states these shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with. We have agreed to bear all expenses incurred in registering and listing these shares.

     There can be no assurance that the selling stockholders will exercise their options in whole or in part or sell any or all of the shares offered hereunder.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the offering of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Chad
W. Coulter, General Counsel of the Company.

                                     EXPERTS

     The consolidated financial statements and schedules of Delphi Financial Group, Inc. and subsidiaries appearing in Delphi Financial Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the distribution of the securities being registered (all amounts are estimated except the SEC registration fee).

     SEC registration fee....................................   $ 1,800
     New York Stock Exchange listing fee for common stock....     2,500
     Legal fees and expenses.................................    15,000
     Accounting fees and expenses............................    10,000
     Miscellaneous...........................................       700
                                                               --------
           Total.............................................   $30,000
                                                               ========

Item 15.  Indemnification of Directors and Officers.

     Delphi Financial Group, Inc. is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law ("DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is judged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Article Eighth of the Restated Certificate of Incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

     Article Eighth of the Restated Certificate of Incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits.

Exhibit
Number               Description
------               -----------

3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1 dated March 13, 1990 (Registration No. 33-32827).

3.2 Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to our Form 10-Q for the quarter ended June 30, 1997).

3.2 Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.4 to our Registration Statement on Form S-1 dated March 13, 1990 (Registration No. 33-32827).

5.1  Opinion of Chad W. Coulter.

23.1 Consent of Chad W. Coulter (included as part of Exhibit 5.1).

23.3 Consent of Ernst & Young LLP.

24   Powers of Attorney.


Item 17.  Undertakings.

THE UNDERSIGNED REGISTRANTS HEREBY UNDERTAKE:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic re-ports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Delphi Financial Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of August, 2004.

                                    DELPHI FINANCIAL GROUP, INC.

                                    /s/ Robert Rosenkranz
                                    ------------------------------
                                    Robert Rosenkranz
                                    Chairman of the Board, President
                                    and Chief Executive Officer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 9th day of August, 2004, in the capacities indicated.

         Signature                                 Title
         ---------                                 -----

/s/ Robert Rosenkranz                    Chairman of the Board, President and
-------------------------------            Chief Executive Officer (Principal
Robert Rosenkranz                          Executive Officer)


/s/ Robert M. Smith, Jr.                 Executive Vice President and Director
-------------------------------
Robert M. Smith, Jr.

        *                                Director
-------------------------------
Kevin R. Brine

        *                                Director
-------------------------------
Lawrence E. Daurelle

        *                                Director
-------------------------------
Edward A. Fox

        *                                Director
-------------------------------
Harold F. Ilg

        *                                Director
-------------------------------
James N. Meehan

        *                                Director
-------------------------------
Philip R. O'Connor

        *                                Class A Director
-------------------------------
Donald A. Sherman

        *                                Vice President and Treasurer
-------------------------------            (Principal Accounting and Financial
Thomas W. Burghart                            Officer)


*By:  /s/ Robert Rosenkranz
      -------------------------
      Robert Rosenkranz
      Attorney in Fact





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